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N E W S   R E L E A S E

TALISMAN ENERGY ANNOUNCES FIRST OIL FROM BLAKE FLANK

 IN THE NORTH SEA

CALGARY, Alberta, - September 24, 2003 - Talisman Energy (UK) Limited (“Talisman”), a wholly-owned subsidiary of Talisman Energy Inc., announced first oil from the Blake Flank development, located in UKCS Block 13/24 in the Central North Sea, approximately 65 miles from Aberdeen.

Current production is 5,200 bbls/d and the development will add an estimated 20 mmbbls of reserves to the Blake field.  It is likely that a second producer will be drilled and will come on stream early next year.  The project was completed on schedule within 10 months of project sanction.   Co-venturers are Talisman (53.6%), BG Group (44% and operator) and Paladin Resources (2.4%).

“The Blake Flank development is an excellent example of Talisman’s successful North Sea strategy,” said Dr Jim Buckee, President and Chief Executive Officer. “Since the initial acquisition, we have grown the value of the Block significantly through exploration and Blake field development.  We have worked with co-venturers across block boundaries to minimize the costs of the Blake Flank development, which will be produced through the recently modified facilities on the Ross FPSO.”

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States. Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar. Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted. Talisman's shares are listed on Toronto Stock Exchange in Canada and New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Senior Manager, Investor Relations &

  Corporate Communications

Phone:  403-237-1196

Fax:      403-237-1210

E-mail: tlm@talisman-energy.com

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Forward-looking Statements

This news release contains statements business plans and production that constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements.  These risks include: the risks of the oil and gas industry, such as operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; and health, safety and environmental risks. Relevant risks also include, but are not limited to:

uncertainties as to the availability and cost of financing; general economic conditions; fluctuations in oil and gas prices and foreign currency exchange rates; and the possibility that government policies may change or governmental approvals may be delayed or withheld.

Additional information on these and other factors which could affect the Company's operations or financial results are included in the Company’s Annual Report under the headings “Management's Discussion and Analysis – Liquidity and Capital Resources”, “- Risks and Uncertainties” and “- Outlook” as well as in Talisman’s other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.

Forward-looking statements are based on the estimates and opinions of the Company's management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

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